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                                                                    EXHIBIT 99.1

THURSDAY MARCH 29, 6:03 PM EASTERN TIME
PRESS RELEASE
SOURCE: ITEQ, Inc.

ITEQ ANNOUNCES SALE AND MERGER

HOUSTON, March 29 /PRNewswire/ -- ITEQ, Inc. (OTC Bulletin Board: ITEQ -
NEWS) announced today it has reached an accord with its commercial bank lending syndicate under which the operating units of ITEQ were sold by the banks to affiliates of Houston based Tanglewood Investments Inc. The operating units include Ohmstede, GLM, Ceilcote, Reliable and ITEQ's Fresno Plant. In addition, through a related transaction, ITEQ has received a cash infusion to satisfy the parent company's existing indebtedness and ongoing business termination expenses. As a result of these events, ITEQ will have no continuing operations and a zero net worth.

ITEQ has also entered into a definitive merger agreement with another Tanglewood affiliate which will result in the outstanding ITEQ common stock being converted into the right to receive approximately $.03 per share upon completion of the merger. The only material conditions to completion of the merger are ITEQ shareholder approval at a meeting expected to be held later this year.

ITEQ formerly manufactured engineered equipment and provided after-market and technical services to industrial customers worldwide. The Company's products included heat exchangers, storage tanks and tank products, filtration equipment and related services. As noted above, ITEQ has no continuing operations.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in ITEQ's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

Stockholders are urged to read the proxy statement regarding the merger when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement when it becomes available, as well as other filings containing information regarding ITEQ, without charge at the SEC's Internet website (http://www.sec.gov). Copies of the proxy statement and the SEC filings, if any, incorporated by reference in the proxy statement can also be obtained when it becomes available, without charge, by directing requests to ITEQ, Inc. 2727 Allen Parkway, Suite 760, Houston, Texas 77019, Attention:
Corporate Secretary (713-285-2700).